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                       UNITED STATES               -----------------------------
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. ______________)*


                                   WGNB CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $1.25 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92923K106
               ---------------------------------------------------
                                 (CUSIP Number)


                                 AUGUST 14, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 4 Pages



CUSIP No.      92923K106

--------------------------------------------------------------------------------
     1.        Names of Reporting Persons
               I.R.S. Identification Nos. of above persons (entities only).
               JOE WHIT WALKER

--------------------------------------------------------------------------------
     2.        Check the Appropriate Box if a Member of a Group
               (See Instructions)
               (a)                                           [ ]
               (b)                                           [ ]

--------------------------------------------------------------------------------
     3.        SEC Use Only

--------------------------------------------------------------------------------
     4.        Citizenship or Place of Organization      United States citizen

--------------------------------------------------------------------------------
                         5.   Sole Voting Power                 344,770

       Number of         -------------------------------------------------------
  Shares Beneficially    6.   Shared Voting Power                  0
Owned by Each Reporting
      Person With        -------------------------------------------------------
                         7.   Sole Dispositive Power            344,770

--------------------------------------------------------------------------------
                         8.   Shared Dispositive Power             0

--------------------------------------------------------------------------------
     9.        Aggregate Amount Beneficially Owned by Each Reporting
               Person     344,770

--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------
    11.        Percent of Class Represented by Amount in Row (9)  11.1%

--------------------------------------------------------------------------------
    12.        Type of Reporting Person (See Instructions) IN

--------------------------------------------------------------------------------

                                                              Page 3 of 4 Pages



ITEM 1.

           (a)   Name of Issuer:   WGNB CORP.


           (b)   Address of Issuer's Principal Executive Offices:
                                                           201 Maple Street
                                                           Post Office Box 280
ITEM 2.                                                    Carrollton, GA  30117

           (a)   Name of Person Filing: JOE WHIT WALKER

           (b)   Address of Principal Business Office or, if none, Residence:
                                                      Post Office Box 649
                                                      Carrollton, GA  30117

           (c)   Citizenship:  United States

           (d)   Title of Class of Securities:  Common Stock, $1.25 par value

           (e)   CUSIP Number: 92923K106


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                            N/A


ITEM 4.    OWNERSHIP.


           (a)   Amount beneficially owned: 344,770

           (b)   Percent of class:  11.1%

           (c)   Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote    344,770

                 (ii)  Shared power to vote or to direct the vote:        0

                 (iii) Sole power to dispose or to direct the disposition
                       of   344,770

                 (iv)  Shared power to dispose or to direct the disposition
                       of    0



ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  N/A


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  N/A

                                                              Page 4 of 4 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  N/A


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                  N/A


ITEM 10.       CERTIFICATION.

                  N/A





                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 7, 2001
                                           -------------------------------------
                                                          Date

                                           /s/ Joe Whit Walker
                                           ------------------------------------
                                                       Signature

                                                      JOE WHIT WALKER
                                           -------------------------------------
                                                       Name/Title